EXHIBIT 99.1

FOR IMMEDIATE RELEASE
FOR MORE INFORMATION
Media Contact:
Mike Truell
919-297-1772
mike.truell@rhd.com
R.H. Donnelley Appoints Sylvester J. Johnson as Chief Accounting Officer
CARY, N.C., April 13, 2009 — R.H. Donnelley, one of the nation’s leading local commercial search companies, today announced the appointment of Sylvester J. Johnson as vice president, corporate controller and chief accounting officer. Johnson will be based in the company’s Cary, N.C. headquarters and report to R.H. Donnelley Executive Vice President and Chief Financial Officer Steven M. Blondy.
With more than 25 years of public accounting and financial leadership experience, Johnson most recently served as vice president and controller for 7-Eleven, Inc., a $14 billion multi-national retailer. Prior to joining 7-Eleven, Inc., Johnson was vice president of finance for The Dallas Morning News, senior finance manager for Yum! Brands Inc./Pepsico, Inc., and held various accounting roles at PricewaterhouseCoopers.
Johnson, 49, holds a bachelor’s degree in accounting from The University of Notre Dame, and a Masters of Business Administration from Bellarmine University in Louisville, Ky.
“Sly’s proven track record speaks for itself — he’s been successful throughout his career enhancing accounting and financial operations at large, well-recognized enterprises,” Blondy said. “His experience and leadership make him an ideal fit for R.H. Donnelley. We’re excited to have him strengthen our team.”
“With its rich tradition and solid business model, R.H. Donnelley is the local search leader in the markets it services,” Johnson said. “I’m delighted to join the company — one with such strong cash flow — and expect to make an immediate positive impact.”
About R.H. Donnelley
R.H. Donnelley (OTC: RHDC) connects businesses and consumers through its portfolio of print and interactive marketing solutions. Small- and medium-sized businesses look to R.H. Donnelley’s experienced team of marketing consultants to help them grow their companies and drive sales leads. Consumers depend on the company’s reliable, local business content to deliver the most relevant search results when they are seeking local goods and services. For more information, visit www.rhd.com and dexknows.com.
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